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                                   EXHIBIT 21

                         Subsidiaries of the Registrant
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TieTek Technologies, Inc.
TieTek LLC
GAIA Technologies, Inc.
EET Holdings, Inc.
NATK IPF, Inc.
NATK RII, Inc.